UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2023

Global Industrial Company
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13792	11-3262067
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Harbor Park Drive, Port Washington, New York		11050
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (516) 608-7000

N.A.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions ( see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($.01 par value)	GIC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.          ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 19, 2023 (the “Closing Date”), a wholly-owned subsidiary (the “Purchaser”) of Global Industrial Company (the “Company”) entered into and completed certain transactions contemplated by a Securities Purchase Agreement (the “Purchase Agreement”) with the holder (the “Seller”) of 100% of the issued and outstanding equity interests (both voting and economic) of Indoff (“Indoff”), and certain direct and indirect owners of the Seller who beneficially own Indoff through the Seller (the “Seller Owners”). Pursuant to the Purchase Agreement, among other things, the Purchaser acquired 100% of the issued and outstanding equity interests (both voting and economic) of Indoff in exchange for a cash purchase price (subject to adjustment for closing expenses and leakage) of approximately $69.2 million. The Company funded the purchase price from the Company’s existing credit facility and cash on hand.

The Purchase Agreement contains customary representations, warranties and covenants for a transaction of this type, size and nature, including customary non-compete, non-solicitation, non-disparagement and non-hire covenants binding on the Seller and the Seller Owners, preventing such persons from participating in certain competitive activities for a period of five years following the Closing Date. Subject to certain limitations in the Purchase Agreement, the Seller and the Seller Owners are required to indemnify and defend the Purchaser and its affiliates (including the Company) for certain losses resulting from breaches or inaccuracies of the Seller’s and the Seller Owners’ representations, warranties and covenants made in the Purchase Agreement and for certain other matters, in each case, as set forth in the Purchase Agreement. A portion of the purchase price in an amount equal to $5,193,750 in cash was deposited into an escrow account for a limited time to satisfy certain claims for indemnification that the Purchaser may have under the Purchase Agreement.

The Purchase Agreement is incorporated by reference herein to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, the Purchaser, the Seller, the Seller Owners, Indoff or their respective affiliates (as applicable). The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of the Purchase Agreement and as of specific dates, were solely for the benefit of the parties to the Purchase Agreement, may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors or from what may be viewed as material by investors. Investors are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties or any of their respective affiliates (as applicable). Moreover, information concerning the subject matter of the representations and warranties may change after the date hereof, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The foregoing description of the Purchase Agreement, and the transactions contemplated thereby, is not complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement. The Company expects to file the Purchase Agreement as an exhibit to its quarterly report on Form 10-Q for the quarter ended June 30, 2023.

Item 7.01	Regulation FD Disclosure.

On May 22, 2023, the Company issued a press release announcing the acquisition of 100% of the issued and outstanding equity interests (both voting and economic) of Indoff for a cash purchase price of approximately $69.2 million, which cash purchase price represents an implied multiple of approximately 7.3 times Indoff’s pre-tax income for calendar year 2022.

The press release is furnished as Exhibit 99.1 hereto. The information furnished in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01.	Financial Statements and Exhibits.

The following exhibit relating to Item 7.01 shall be deemed to be furnished, and not filed:

Exhibit Number	Description
99.1	Press Release of Global Industrial Company, dated May 22, 2023.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

Exhibit Index

99.1	Press Release of Global Industrial Company, dated May 22, 2023.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL INDUSTRIAL COMPANY

Date: May 22, 2023

	By:	/s/ Thomas Clark
Name: Thomas Clark
Title: Senior Vice President and Chief Financial Officer